Exhibit 21

KFORCE INC.

SUBSIDIARIES (DIRECT OR INDIRECT)

AS OF FEBRUARY 27, 2014

Name of Subsidiary	Jurisdiction of Incorporation or Formation
Kforce Airlines, Inc.	Florida
Kforce.com, Inc.	Florida
Romac International, Inc.	Florida
Kforce Flexible Solutions, LLC	Florida
Kforce Staffing Solutions of California, LLC	Florida
Kforce Global Solutions, Inc.	Pennsylvania
Kforce Government Solutions, Inc.	Pennsylvania
Kforce Government Holdings, Inc.	Florida
Kforce Services Corporation	Florida
Kforce Healthcare, Inc.	Florida
Kforce Healthcare Flex, LLC	Florida
Kforce Training Systems, Inc.	Florida
KGS Training Technologies, Inc.	Florida